EXECUTIVE EMPLOYMENT CONTRACT effective as of January 1, 2008.

BETWEEN:

ALMADEN MINERALS LTD., a corporation duly

organized under the Business Corporations Act of B.C.,

and having its head office at 1103 – 750 West Pender St.,

Vancouver, B.C.  V6C 2T8

hereinafter “Corporation ”

AND:

DIONE BITZER of 2242 – 154th Street, Surrey, B.C.

V4A 4S7

hereinafter “Executive”

WHEREAS the Corporation is a mineral exploration and development company;

AND WHEREAS the Executive has provided the services of the Executive and has agreed to act as the Controller of the Corporation;

AND WHEREAS the Corporation  recognizes the valuable services that the Executive has provided and continues to provide to it and its subsidiaries and believes that it is reasonable and fair to the Corporation that the Executive receive fair treatment in the event of a Change of Control (as hereinafter defined) and the directors of the Corporation have determined that it is in the best interests of the Corporation to induce the Executive to remain in the employ of the Corporation and its subsidiaries by indicating that in the event of a Change of Control the Executive would have certain guaranteed rights.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS.

1.

Term

The term of this Agreement (the “Term”) shall be for 2 years commencing the Effective Date.  The Term of this Agreement shall expire at the end of the day which is the last day of the Term unless earlier terminated in accordance with the provisions of this Agreement.

2.

Renewal

The Term of this Agreement shall be extended for two additional successive terms of 24 months (each 24 month period being referred to as an “Extended Term”), unless written notice to terminate this Agreement is given by either party 90 days prior to the expiration of the Term or an Extended Term or an or unless earlier terminated in accordance with the provisions of this Agreement.

3.

Remuneration

(a)

Base Salary

The Executive shall be entitled to receive from the Corporation remuneration in an amount of $60.00 per hour (“Base Salary”) subject to all requisite withholdings and deductions as may be required under applicable law, but exclusive of any bonuses, benefits or other compensation. Payment shall be made in monthly or such other increments as may be agreed upon between the parties.  The Base Salary shall be subject to annual review and increase but not reduction and shall be increased as may be agreed upon between the Executive and the Corporation. The annual reviews shall be conducted in the month preceding each anniversary of the commencement of the Term or an Extended Term.

(b)

Other Benefits:

(i)

Indemnity including defraying of Expenses in any Proceedings which the Executive or any heirs or other personal representative of the Executive may be joined by reason of being or having been an officer or director of the Corporation or of an affiliate of the Corporation.  “Proceedings” shall include any legal proceeding or investigative action or proceeding whether current, threatened, pending or completed.  ”Indemnity” shall include indemnity for any judgement, penalty or fine awarded or imposed in or and amount paid in settlement of a Proceeding.  “Expenses” shall include costs, charges and expenses, including legal and other fees;

(ii)

participation in any health or other benefit plans that the Corporation now or hereafter may acquire and maintain that is comparable to those provided by the Corporation to other executives of the Corporation and the right to participate in any share option plan, compensation, share purchase plan, retirement or other similar plan offered by the Corporation from time to time to its senior executives and to the extent authorized by the board of directors of the Corporation; and

(iii)

reimbursement for all expenses reasonably incurred by the Executive, including entertainment, travel and other expenses incidental to the performance by the Executive of duties pursuant to the provisions of this agreement subject always to the Executive providing to the Corporation documentation authenticating such expenses as may from time to time be reasonably required by the Corporation.

4.

Responsibilities and Duties

The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operations of the Corporation and any of its subsidiaries as may from time to time be determined by the board of directors of the Corporation consistent with the office of the Executive. Without limitation of the foregoing, the Executive shall hold the office of Controller.

The Executive shall:

(a)

devote reasonable time and attention and best efforts during normal business hours to the business and affairs of the Corporation; and

(b)

perform those duties that may reasonably be assigned to the Executive diligently, faithfully and to the best of the Executive’s abilities and in the best interest of the Corporation without limiting the generality of the Executive shall assume the responsibilities and duties as described in Schedule “A”.

5.

Confidentiality

As a condition of this Agreement, all information acquired by the Executive relating to or connected with the business or corporate affairs of the Corporation shall be kept in strict confidence and shall not be disclosed to anyone, unless required pursuant to the securities legislation governing the Corporation or otherwise by law.

6.

Termination

This Agreement will terminate or may be terminated for any one of the following reasons:

(a)

voluntary, upon at least three (3) months prior written notice of termination by the Executive to the Corporation; or

(b)

without Cause, as hereinafter defined in Section 9, upon at least three (3) months prior written notice of termination by the Corporation to the Executive; or

(c)

by the Corporation for Cause; or

(d)

upon the death or disability of the Executive, as hereinafter defined in Section 10; or

(e)

upon retirement by the Executive.

7.

Termination by the Executive Voluntarily or by the Corporation for Cause

If the Executive shall voluntarily terminate employment under this Agreement or if the employment of the Executive is terminated by the Corporation for Cause, then all compensation and benefits as heretofore provided shall terminate immediately upon the effective date of termination and no special severance compensation will be paid.

Cause to terminate the Executive’s employment shall mean:

(a)

the repeated and demonstrated failure by the Executive to perform the Executive’s material duties under this Agreement, after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed the Executive’s duties under this Agreement; or

(b)

the willful engagement by the Executive in misconduct which is materially injurious to the Corporation, monetarily or otherwise;

(c)

any other willful violation by the Executive of the provisions of this Agreement ;or

(d)

the Executive is convicted of a criminal offence involving fraud or dishonesty.

8.

Termination by the Corporation Without Cause

If the Corporation shall terminate the Executive’s employment under this Agreement for any reason except for Cause (as defined in paragraph 8) then, upon the effective date of termination, the Corporation shall pay the Executive in one lump sum an amount equal to two (2) times the Executive’s prior year’s Base Salary. All the benefits provided to the Executive shall be continued as if the Executive was still an Executive of the Corporation for a period of twelve (12) months from the date of termination or until equal or better benefits are provided by a new employer, whichever shall first occur.

9.

Termination by Death or Disability

If the Executive dies or becomes disabled before the Executive’s employment is otherwise terminated, the Corporation shall pay the Executive or the Executive’s estate, an amount of compensation equal to six (6) months of the Executive’s prior year’s Base Salary and all the Executive benefits theretofore provided to the Executive shall be continued, for a period of six (6) months from the date of Death or Disability as if the Executive were still the Executive of the Corporation.  If such termination is due to the Executive’s Death, payment shall be made in one lump sum to the Executive’s Designate. If no Executive’s Designate survives the Executive, the entire amount shall be paid to the Executive’s estate within sixty (60) days of the Executive’s death. If such termination is due to the Executive’s Disability, payment shall be made in one lump sum to the Executive within sixty (60) days of the Executive’s Disability.  The compensation provided under this paragraph shall be in addition to that payable from any insurance coverage providing compensation upon Death or Disability.

10.

Termination Following Change in Control

(a)

For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(i).

any person or any person and such person’s associates or affiliates, as such terms are defined in the Securities Act (British Columbia) (the “Act”), makes a tender, take-over or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Corporation, whether by way of a reverse take-over, formal bid, causing the election or appointment of a majority of directors of the Corporation or otherwise in any manner whatsoever; or

(ii).

during any period of eighteen (18) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted on the Board of Directors and any new directors, whose appointment by the Board of Directors or nomination for election by the Corporation’s shareholders was approved by a vote of at least three quarters (3/4) of the Board of Directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iii).

the acquisition by any person or by any person and such person’s affiliates or associates, as such terms are defined in the Act, and whether directly or indirectly, of common shares of the Corporation at the time held by such person and such person’s affiliates and associates, totals for the first time, twenty percent (20%) of more of the outstanding common shares of the Corporation.

(b)

Notwithstanding any other provisions in this Agreement regarding termination, if any of the events described above constituting a Change in Control shall have occurred during the Term or an Extended Term, upon the termination of the Executive’s employment (unless such termination is because of the Executive’s Death or Disability, by the Corporation for Cause or by the Executive other than for “Good Reason”, as defined below) the Executive shall be entitled to and will receive no later than the fifteenth (15th) day following the date of termination a lump sum severance payment equal to three (3) times the Executive’s prior year’s Base Salary. In addition, all benefits then applicable to the Executive shall be continued for a period of eighteen (18) months after the date of termination.

(c)

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, any of the following:

(i).

the assignment of the Executive of any duties inconsistent with the status or authority of the Executive’s office, or the Executive’s removal from such position, or a substantial alteration in the nature or status of the Executive’s authorities or responsibilities from those in effect immediately prior to the Change in Control;

(ii).

a reduction by the Corporation in the Executive’s Base Salary as in effect on the date hereof or as the same may have been increased from time to time, or a failure by the Corporation to increase the Executive’s Base Salary as provided for herein or at a rate commensurate with that of other key executives of the Corporation;

(iii).

the relocation of the office of  the Corporation where the Executive is employed at the time of the Change in Control (the “CIC Location”) to a location more than fifty (50) miles away from the CIC Location, or the Corporation’s requiring the Executive to be based more than fifty (50) miles away from the CIC Location (except for requiring travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control);

(iv).

the failure by the Corporation  to continue to provide the Executive with benefits at least as favourable as those enjoyed by the Executive prior to the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Corporation to provide the Executive with the number of entitled vacation days to which the Executive has earned on the basis of years of service with the Corporation ; or

(v).

the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or, if the business of the Corporation for which the Executive’s services are principally performed is sold within two (2) years after a Change in Control, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, salary and benefits as provided to the Executive by the Corporation immediately prior to the Change in Control.

Following a Change in Control during the Term, or an Extended Term, the Executive shall be entitled to terminate the Executive’s employment for Good Reason.

(d)

In the event the Executive is entitled to a severance payment under this Agreement, then in addition to such severance payment, the Executive shall be entitled to employment search assistance to secure other comparable employment for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with fees for such assistance to be paid by the Corporation.

The Executive’s right to receive the aforementioned payment and benefits is expressly contingent upon the signing of a waiver and release satisfactory to the Corporation which release the Corporation and its Affiliates from all claims and liabilities arising out of the Executive’s employment and termination and including confidentiality provisions, which waiver and release is satisfactory to the Corporation with the respect to form, substance and timeliness.

11.

Notice

(a)

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery, registered mail or fax and addressed;

in the case of the Executive,

2242-154th Street

Surrey, B.C.  V4A 4S7

in the case of the Corporation,

1103-750 West Pender Street

Vancouver, B.C. V6C 2T8

(b)

Any such notice, direction or other instrument will be deemed to have been given and received, if personally delivered, on the day it was delivered, and if by registered mail, on the third business day following the date of mailing, except in the event of disruption of the postal service in which event notice will be deemed to received only when actually received, and if by facsimile, on the date indicated on the facsimile transmission confirmation sheet.

13.

Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and shall be binding upon the successors and assigns of the Corporation and the Executive. Should there by a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof the matter or disagreement or dispute shall be attempted to be resolved by mediation failing which, the same shall be referred to a single arbitrator pursuant to the Arbitration Act of British Columbia, and the determination of such arbitrator shall be final and binding upon the parties hereto

14.

Independent Legal Advice

The Executive represents and warrants the Corporation and acknowledges and agrees that the Executive has had the opportunity to seek and was not prevented or discouraged by the Corporation from seeking independent legal advice with respect to the contents herein and the Executive fully understands the terms and legal effect of this Agreement.

15.

Severability

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.

Only Agreement

This Agreement shall constitute the only agreement between the parties governing the employment of the Executive and shall supersede any and all prior agreements that may have existed between the parties.

17.

Successors

This Agreement is binding upon and enures to the benefit of the Corporation and its successors and the heirs, executors, and personal legal representatives of the Executive. The Executive may not assign, pledge or encumber the Executive’s interest in this agreement or assign any of the rights or duties of the Executive without the prior written consent of the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement at Vancouver, British Columbia as of the day and year first above written.

ALMADEN MINERALS LTD.

Per:

 “Duane Poliquin”

Authorized Signatory

“Dione Bitzer”

Executive

SCHEDULE ‘A’

CONTROLLER

Reports to :

The Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer

Responsibilities:

The Controller is responsible for:

assisting in developing, analyzing and reviewing financial data;

assisting in the reporting on financial performance;

assisting in the monitoring expenditures and costs;

assisting the CEO, COO and CFO in preparing budgets

assisting in fulfilling the reporting requirements of the securities regulators, stock exchanges  and shareholders.

The Controller shall assist the CEO and CFO in establishing effective means of control and co-ordination of the operations and activities of the Company and identifying, in conjunction with the CEO, COO and CFO the key risks with respect to the Company and its business and reviewing with the CEO, COO and CFO the strategies for managing such risks and ensuring that the assets of the Company are adequately safeguarded and maintained

The Controller in conjunction with the CEO and CFO shall assist in design or supervise the design of and implement, maintain and periodically evaluate the effectiveness of internal controls to provide reasonable assurances that the financial statements of the Company are fairly presented in accordance with generally accepted accounting standards and principles and that disclosure controls are in place to provide reasonable assurance that material information relating to the financial performance of the Company is made known to the CEO, COO and CFO and that any deficiencies are made known to the Audit Committee.